Exhibit 99.1

NEWS RELEASE Contact: Michael Grasher, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2013 THIRD QUARTER RESULTS

Declares Quarterly Cash Dividend

DeRidder, LA—October 31, 2013—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the third quarter ended September 30, 2013.

Summary of Results (dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	% Change	2013	2012	% Change
Net premiums earned	$81,596	$72,425	12.7%	$243,288	$211,948	14.8%
Net investment income	6,947	6,801	2.1%	$20,266	20,320	(0.3%)
Net realized gains (losses) on investments	(654)	985	NM	(1,921)	2,913	NM
Net income	9,699	7,121	36.2%	26,194	20,127	30.1%
Diluted earnings per share	0.52	0.38	36.8%	1.39	1.08	28.7%
Operating net income	10,124	6,481	56.2%	27,443	18,234	50.5%
Operating earnings per share	0.54	0.35	54.3%	1.47	0.98	50.0%
Book value per share	21.67	20.46	5.9%	21.67	20.46	5.9%
Net combined ratio	92.5%	98.5%		93.6%	99.4%
Return on average equity	9.8%	7.7%		8.9%	7.4%

Commenting on these results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “In line with our expectations, evidence of stressed balance sheets and a more challenging workers’ compensation marketplace due to the weak pricing environment of prior years is beginning to surface. For us, the evidence represents an opportunity to expand our margins, our book of business and long term profitability for shareholders. We believe third quarter results reflect these attributes. With our focus on risk selection and pricing, AMERISAFE remains well positioned in a business that requires disciplined growth. As such, we remain confident in our ability to deliver attractive returns to our shareholders.”

Insurance Results (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2013	2012	Change	2013	2012	Change
Gross Premium Written	$86,137	$77,283	11.5%	$281,075	$247,683	13.5%
Net Premium Earned	81,596	72,425	12.7%	243,288	211,948	14.8%
Loss & LAE	57,046	53,851	5.9%	169,860	162,414	4.6%
Underwriting & Other	18,472	16,495	12.0%	57,012	46,557	22.5%
Policyholder dividends	38	945	NM	980	1,659	NM
Underwriting profit (pre-tax)	6,040	1,134	NM	15,436	1,318	NM
Insurance Ratios:
Current accident year loss ratio	73.2%	76.5%		73.2%	76.5%
Prior accident year loss ratio	(3.3%)	(2.1%)		(3.4%)	0.1%

Net loss ratio	69.9%	74.4%		69.8%	76.6%
Net underwriting expense ratio	22.6%	22.8%		23.4%	22.0%
Net dividend ratio	0.0%	1.3%		0.4%	0.8%

Net combined ratio	92.5%	98.5%		93.6%	99.4%

•	Gross premiums written continued to grow in the third quarter. Voluntary premiums written increased 14.3% in the quarter and 14.4% for the nine months ended September 30, 2013 compared to the same periods in 2012. Additionally, payroll audits and related premium adjustments for policies written in previous periods increased premiums $0.7 million in the third quarter and $10.4 million in the nine months ended September 30, 2013. In 2012, these premium adjustments grew premium $3.1 million in the third quarter and $13.0 million for the nine months ended September 30.

•	The current accident year loss ratio for the third quarter remained at 73.2%. During the quarter, the Company experienced favorable loss development, which reduced loss and loss adjustment expenses by $2.7 million, primarily attributable to accident years 2009 and prior.

•	For the third quarter, the underwriting expense ratio declined to 22.6% from 22.8% a year ago primarily driven by the growth in premium earned. For the nine months, the expense ratio rose to 23.4% compared to 22.0% for the same time period in 2012. The increase in the underwriting expense ratio during the nine-month period mainly resulted from higher premium taxes and premium based assessments.

•	The effective tax rate for the three and nine months ended September 30, 2013 was 22.1% and 23.4% compared to 20.9% and 17.7%, respectively, for the year ago periods. The increase resulted from a lower ratio of tax-free investment income to pre-tax income in 2013 compared to 2012.

President and Chief Operating Officer, Janelle Frost noted, “The combined ratio this quarter reflects our continued underwriting discipline and prudent approach to the market. Loss and loss adjustment expenses benefited from favorable development of prior accident years, and the current accident year ratio remained consistent with the first half of the year as frequency trends remained positive. Pricing also increased quarter over quarter which spurred top line growth of 11.5% percent. In addition, our expense ratio decreased in part due to management of operating costs at lower levels than growth in earned premium. In all, we are pleased with the operating results this quarter.

Investment Results (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2013	2012	% Change	2013	2012	% Change
Net investment income	$6,947	$6,801	2.2%	$20,266	$20,320	(0.3%)
Net realized gains (losses) on investments (pre-tax)	(654)	985	NM	(1,921)	2,913	NM
Pre-tax investment yield	2.9%	3.1%		2.9%	3.1%
Tax equivalent yield (1)	3.9%	4.5%		3.9%	4.5%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of September 30, 2013, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $978.3 million and the fair value of the portfolio was $1.0 billion.

Capital Management

•	The Company paid its third consecutive quarterly dividend of $0.08 per share on September 27th, 2013. On October 28th, the Company’s Board of Directors declared a quarterly cash dividend of $0.08 per share, payable on December 27th, 2013 to shareholders of record as of December 13th, 2013.

•	During the quarter, no shares were repurchased under the share repurchase plan. Since beginning this plan, the Company repurchased a total of 1,258,250 shares for $22.4 million, or an average per share price of $17.78. On October 28th, the Company’s Board of Directors voted to extend the current authorization from December 31, 2013 to December 31, 2014 and increase the authorization from $24.4 million to $25.0 million.

Supplemental Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income	$9,699	$7,121	$26,194	$20,127
Less: Net realized capital gains (loss)	(654)	985	(1,921)	2,913
Tax effect (1)	229	(345)	672	(1,020)

Operating net income (2)	10,124	6,481	27,443	18,234

Avg shareholders’ equity (3)	$396,614	$367,794	$390,967	$360,788
Less: Avg OCI	(2,149)	3,390	154	3,165

Adjusted average shareholders’ equity	398,763	364,404	390,813	357,623

Diluted weighted average common shares	18,758,346	18,580,083	18,730,729	18,583,079
Diluted earnings per common share	$0.52	$0.38	$1.39	$1.08
Operating earnings per common share (2)	$0.54	$0.35	$1.47	$0.98
Return on average equity (4)	9.8%	7.7%	8.9%	7.4%
Operating return on average equity (2)	10.2%	7.1%	9.4%	6.8%
(in thousands, except share and per share data)

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average equity and operating earnings per share are non-GAAP financial measures. Management believes investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending adjusted shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for November 1, 2013, at 10:30 a.m. Eastern Time to discuss the results for the quarter and the outlook for future periods. To participate in the conference call dial 720-545-0027 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 8, 2013. To access the replay, dial 855-859-2056 or 404-537-3406 and use the conference ID 77177695.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing and agriculture among others. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended

December 31, 2012. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$86,137	$77,283	$281,075	$247,683
Ceded premiums written	(4,519)	(4,032)	(13,576)	(11,907)

Net premiums written	$81,618	$73,251	$267,499	$235,776

Net premiums earned	$81,596	$72,425	$243,288	$211,948
Net investment income	6,947	6,801	20,266	20,320
Net realized gains (losses) on investments	(654)	985	(1,921)	2,913
Fee and other income	114	163	393	484

Total revenues	88,003	80,374	262,026	235,665
Expenses:
Loss and LAE	57,046	53,851	169,860	162,414
Underwriting & Other	18,472	16,495	57,012	46,557
Interest expense	—	80	—	566
Policyholder dividends	38	945	980	1,659

Total expenses	75,556	71,371	227,852	211,196
Income before taxes	12,447	9,003	34,174	24,469
Income tax expense	2,748	1,882	7,980	4,342

Net income	$9,699	$7,121	$26,194	$20,127

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands, except share and per share amounts)
Basic EPS:
Net income, as reported	$9,699	$7,121	$26,194	$20,127
Less allocated income to unvested shares	27	6	74	12

Net income available to common shareholders	$9,672	$7,115	$26,120	$20,115

Basic weighted average common shares	18,395,971	18,173,062	18,343,901	18,154,768
Basic earnings per common share	$0.53	$0.39	$1.42	$1.11
Diluted EPS:
Net income available to common shareholders—diluted	$9,673	$7,116	$26,122	$20,116

Diluted weighted average common shares:
Weighted average common shares	18,395,971	18,173,062	18,343,901	18,154,768
Stock options and performance shares	362,375	407,021	386,828	428,311

Diluted weighted average common shares	18,758,346	18,580,083	18,730,729	18,583,079
Diluted earnings per common share	$0.52	$0.38	$1.39	$1.08

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheet

(in thousands)

	September 30,	December 31
	2013	2012
	(unaudited)
Assets
Investments	$861,516	$808,116
Cash and cash equivalents	116,778	92,676
Amounts recoverable from reinsurers	77,835	101,352
Premiums receivable, net	172,002	141,950
Deferred income taxes	34,672	29,521
Deferred policy acquisition costs	21,085	18,419
Other assets	28,671	28,912

Total Assets	$1,312,559	$1,220,946

Liabilities and Shareholders’ Equity Liabilities:
Reserves for loss and loss adjustment expenses	$609,042	$570,450
Unearned premiums	164,739	140,528
Insurance-related assessments	28,887	22,244
Other liabilities	109,179	106,502
Total shareholders’ equity	400,712	381,222

Total liabilities and shareholders’ equity	$1,312,559	$1,220,946

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